CLASS I DISTRIBUTION PLAN


I.    Investment Company:     FRANKLIN TEMPLETON FUND ALLOCATOR SERIES
II.   Fund:                   Franklin Templeton Conservative
                              Target Fund - Class I
                              Franklin Templeton Moderate
                              Target Fund - Class I
                              Franklin Templeton Aggressive
                              Target Fund - Class I


                          PREAMBLE TO DISTRIBUTION PLAN


     The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by FRANKLIN TEMPLETON FUND ALLOCATOR SERIES ("Trust") for the Class I shares (the "Class") of each fund named above (each, the "Fund"), which Plan shall take effect on the date the class I shares of the Fund are first offered (the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Trustees of the Trust (the "Board"), including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested board members"), cast in person at a meeting called for the purpose of voting on such Plan.

     In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Management Agreement between the Trust on behalf of the Fund and Franklin Advisers, Inc. ("Advisers") and the terms of the
Underwriting Agreement between the Trust on behalf of the Fund and Franklin/Templeton Distributors, Inc. ("Distributors"). The Board concluded that the compensation of Advisers under the Management Agreement was fair and not excessive; however, the Board also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Fund to Advisers, Distributors, or others or by Advisers or Distributors to others may be deemed to constitute distribution expenses. Accordingly, the Board determined that the Plan should provide for such payments and that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.


                                DISTRIBUTION PLAN


1. The Fund shall reimburse Distributors or others for all expenses incurred by Distributors or others in the promotion and distribution of the shares of the Class, as well as for shareholder services provided for existing shareholders of the Class. These expenses may include, but are not limited to, the expenses of the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a prorated portion of Distributors' overhead expenses attributable to the distribution of the Class shares. These expenses may also include any distribution or service fees paid to securities dealers or their firms or others. Agreements for the payment of service fees to securities dealers or their firms or others shall be in a form which has been approved from time to time by the Board, including the non-interested board members.

2. The maximum amount which may be reimbursed by the Fund to Distributors or others pursuant to Paragraph 1 herein shall be 0.25% per annum of the average daily net assets of the Class. Said reimbursement shall be made quarterly by the Fund to Distributors or others.

3. In addition to the payments which the Fund is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Fund, Advisers, Distributors or other parties on behalf of the Fund, Advisers or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of Class shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.

     In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to the Rules of Fair Practice of the National Association of Securities Dealers, Inc., Article III, Section 26(d).

4. Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies reimbursed to it and to others under the Plan, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

5. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board, including the non-interested board members, cast in person at a meeting called for the purpose of voting on the Plan.

6. The Plan, and any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund or by vote of a majority of the non-interested board members, on not more than sixty (60) days' written notice, or by Distributors on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the Management Agreement between the Trust on behalf of the Fund and Advisers.

7. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 2 hereof without approval by a majority of the Fund's outstanding voting securities.

8. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by a vote of the non-interested members cast in person at a meeting called for the purpose of voting on any such amendment.

9. So long as the Plan is in effect, the selection and nomination of the Trust's non-interested board members shall be committed to the discretion of such non-interested board members.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and Distributors as evidenced by their execution hereof.


FRANKLIN TEMPLETON FUND ALLOCATOR SERIES


By: _______________________
      [NAME]
      [TITLE]


FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


By: _______________________
      [NAME]
      [TITLE]


[DATE]